Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the iShares® Ethereum Trust ETF and the iShares® Bitcoin Trust ETF due August 9, 2029

Term Sheet dated August 4, 2026 to Preliminary Pricing Supplement dated August 4, 2026 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	iShares® Ethereum Trust ETF (the “ETHA Fund”) and iShares® Bitcoin Trust ETF (the “IBIT Fund”) (each, a “Fund”)
Pricing Date	August 5, 2026
Issue Date	August 10, 2026
Calculation Day	August 6, 2029
Stated Maturity Date	August 9, 2029
Principal Amount	$1,000 per security
Automatic Call	If the fund closing price of the lowest performing Fund on the call date is greater than or equal to its call price, the securities will be automatically called, and on the call settlement date, you will receive the principal amount plus the call premium.
Call Premium	At least 18.00% of the principal amount (the actual call premium will be determined on the pricing date)
Call Date	August 10, 2027
Call Settlement Date	Three business days after the call date
Maturity Payment Amount (per security)

If the securities are not automatically called, the maturity payment amount will equal:

• If the ending price of the lowest performing Fund on the calculation day is greater than its starting price:

$1,000 + ($1,000 × fund return of the lowest performing Fund on the calculation day × upside participation rate)

• If the ending price of the lowest performing Fund on the calculation day is less than or equal to its starting price, but greater than or equal to its threshold price: $1,000

• If the ending price of the lowest performing Fund on the calculation day is less than its threshold price:

$1,000 + [$1,000 × (fund return of the lowest performing Fund on the calculation day + buffer amount)]

Lowest Performing Fund	For the call date or the calculation day, the “lowest performing Fund” will be the Fund with the lowest fund return on that day.
Starting Price	For each Fund, its fund closing price on the pricing date
Ending Price	For each Fund, its fund closing price on the calculation day
Call Price	For each Fund, 90% of its starting price
Threshold Price	For each Fund, 70% of its starting price
Upside Participation Rate	200%
Buffer Amount:	30%
Fund Return	For each Fund on any day, (fund closing price on that day – starting price) / starting price
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06749JCA7 / US06749JCA79
Agent Discount	Up to 2.225%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.65% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.30% for marketing and other services.

Hypothetical Payout Profile*

* assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the fund closing price of the lowest performing Fund on the call date significantly exceeds its starting price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of either Fund at the upside participation rate.

If the securities are not automatically called and the ending price of the lowest performing Fund on the calculation day is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the fund closing price of that Fund from its starting price in excess of 30% and will lose up to 70% of the principal amount of your securities at maturity.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $908.10 and $968.10 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS:

http://www.sec.gov/Archives/edgar/data/312070/000095010326011754/
dp251166_424b2-9403wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Funds or the assets held by the Funds. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Securities Are Not Automatically Called And The Ending Price Of The Lowest Performing Fund On The Calculation Day Is Less Than Its Threshold Price, You Will Lose Up To 70% Of The Principal Amount Of Your Securities At Stated Maturity.

•	If the Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In Either Fund.

•	No Periodic Interest Will Be Paid On The Securities.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Either Fund Performs Poorly, Even If The Other Fund Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On The Call Date Or The Calculation Day, As Applicable, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Fund.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Funds.

•	Any Payment On The Securities Will Be Determined Based On The Fund Closing Prices Of The Funds On The Dates Specified.

•	Owning The Securities Is Not The Same As Owning Either Or Both Of The Funds Or The Assets Held By The Funds.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Performance And Market Value Of Each Fund, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Underlying Asset As Well As Its Net Asset Value Per Share.

•	The Securities Are Subject To Risks Relating To Cryptocurrencies.

•	Each Fund Has A Limited Trading History.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments.

•	Adjustments To A Fund Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity Or Result In The Securities Being Accelerated.

•	We And Our Affiliates Have No Affiliation With Either Fund Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	The Historical Performance Of The Funds Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025, the product supplement no. WF-1 dated May 20, 2025, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.